Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Third Quarter 2007 Results

Company Reports Fourth Straight Profitable Quarter and $1 Million Increase in Cash and
Securities

BELLEVUE, WA, November 8, 2007 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the third quarter of 2007. Total revenue for the quarter was $13.6 million, up 18% from $11.5 million in the prior year. Total revenue for the first nine months of 2007 was $43.8 million, up 23% from $35.7 million in 2006. Both increases were driven by strength in all major revenue components.

The company reported net income for the quarter of $359,000, or $0.03 per diluted share, which compared to a net loss of $235,000, or $0.02 per diluted share, in the prior year. For the first nine months of 2007, the company reported net income of $1.5 million, or $0.15 per diluted share, compared to a net loss of $1.2 million, or $0.12 per diluted share, in 2006.

Key Results, Achievements and Events

During the quarter, the company:

•	Reported its eighth consecutive quarter of year-over-year revenue growth, fourth straight profitable quarter and fourth consecutive quarterly increase in cash and marketable securities;

•	Worked on 65 service projects, up from 63 in the prior year, while average project revenue increased 17% year-over-year;

•	Derived revenue from 494 customers, up 13% from the prior year;

•	Expanded its Devkit PXA3XX reference board family with support for the PXA300 and PXA310 application processors;

•	Shipped version 6.0 of its Schema BSP development package which includes support for the PXA300 and PXA310 application processors, the Intel IOP341 and IOP342 I/O processors and additional functionality such as NAND memory boot capability;

•	Hired a new Japan country manager and opened an office in Tokyo, Japan; and

•	Was named a Microsoft Gold Certified partner.

Brian Crowley, BSQUARE’s chief executive officer, commented on the quarter’s results, “While we demonstrated decent top and bottom-line year-over-year growth, I was not completely satisfied with the results of the quarter and know we can improve. Looking forward to the fourth quarter, we have a strong software and service pipeline, a near record service backlog and are well positioned to deliver a much stronger quarter.”

Revenue Results

Total software revenue was $9.0 million for the quarter, up 20% from $7.5 million in the prior year. Total software revenue for the nine months of 2007 increased 16% to $28.3 million as compared to $24.4 million in 2006. Sales of third-party software were $8.1 million for the quarter compared to $7.0 million in the prior year, representing an increase of 16%. Third-party software sales were $25.4 million for the first nine months of 2007, up from $22.6 million in 2006. Customer base growth and an increase in average sales per customer drove the third-party software sales increases.

Proprietary software revenue increased 79% to $886,000 for the quarter compared to $494,000 in the prior year driven by higher royalties from certain Asia Pacific service contracts offset by an OEM royalty over-reporting adjustment which negatively affected this quarter by $151,000. The company recognized $420,000 in royalty revenue from royalty-bearing service contracts this quarter, as compared to $90,000 in the prior year. Proprietary software revenue increased 71% to $2.9 million for the first nine months of 2007 compared to $1.7 million in 2006 due again to the Asia Pacific service contract royalties.

Commenting on software sales for the quarter, Mr. Crowley said, “The third quarter is typically our seasonally soft quarter for third-party software sales so I’m pleased that this revenue component came in at the high-end of our expectations. Proprietary software revenue came in about where we expected excluding the impact of the OEM over-reporting. One of the highlights this quarter was recognizing our first revenue from early shipment of a new reference design family that we expect to fully announce in the fourth quarter.”

Service revenue was $4.7 million for the quarter, up 18% from $4.0 million in the prior year, driven by an increase in rebillable revenue of $290,000 and a 9% increase in the realized rate per hour. Billable hours were flat as compared to the prior year. Service revenue increased 36% to $15.5 million for the first nine months of 2007 compared to $11.4 million in 2006. The increase was driven by the same factors noted previously.

“Service revenue came in lower than anticipated this quarter for several reasons. The slowdown that began in the second quarter extended further into this quarter than we anticipated. We were also impacted by revenue recognition delays at quarter-end in the amount of $180,000,” continued Mr. Crowley. “While I’m not particularly pleased with this quarter’s service revenue, we were successful in adding significantly to our backlog at quarter-end, some of which contributed to the $660,000 increase in deferred revenue in the quarter, and have several significant near-term opportunities in the pipeline. Given our pipeline and backlog, I feel confident that we can sequentially grow our revenue in Q4 and carry this momentum into 2008.”

Gross Profit Margin Results

Overall gross profit was $3.5 million for the quarter, or 26% of total revenue, as compared to $2.8 million, or 25% of revenue, in the prior year, with the dollar increase primarily driven by higher gross profit contribution from proprietary software sales. Third-party software margin was 17% for both this quarter and the prior year. Proprietary software gross margin continued at a high level of 97% this quarter. Service gross margin was 26% for the quarter, compared to 31% in the prior year. The decline in service gross margin is largely attributable to an increase in service cost of sales resulting from headcount additions made toward the end of 2006 in anticipation of higher service demand than has occurred which, in turn, has negatively impacted utilization and service gross margin as compared to the prior year. Overall gross profit was $11.0 million, or 25% of total revenue, for the first nine months of 2007 compared to $8.2 million, or 23% of total revenue, in 2006.

Scott Mahan, the company’s chief financial officer, commented, “Given our expectations regarding fourth quarter service revenue, we are anticipating sequential improvement in service gross margin resulting from the excess capacity present in the third quarter.”

Operating Expenses

Total operating expenses were $3.2 million for both this quarter and the prior year despite a comparative increase in stock compensation expense of $117,000. Total operating expenses were $9.9 million for the first nine months of 2007 as compared to $9.6 million in 2006.

Cash Flows

The company’s cash, cash equivalents and short-term investments increased to $13.4 million at September 30, 2007 as compared to $12.4 million at June 30, 2007 ($1.1 million of the September 30 balance is restricted). Days sales outstanding were 61 this quarter, up from 57 in the second quarter of 2007 due to an increase in accounts receivable on which revenue was not recognized. “We continued to strengthen our balance sheet this quarter through a $1 million increase in cash and securities. In fact, our cash balance is the highest it’s been since the third quarter of 2004. We continue to evaluate acquisition and partnership opportunities that might represent an effective use of our cash reserves,” concluded Mr. Mahan.

Conference Call

Management will host a conference call today, November 8, 2007, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 888-469-6384, or 480-629-9562 for international callers, and reference “BSQUARE Corporation Third Quarter 2007 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 3795086. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2007 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31, 2006
	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,626	$2,483
Short-term investments	7,768	7,426
Accounts receivable, net of allowance for doubtful accounts of $198 at September 30, 2007 and $198 at December 31, 2006	8,952	7,167
Prepaid expenses and other current assets	364	421

Total current assets	21,710	17,497
Equipment, furniture and leasehold improvements, net	867	821
Intangible assets, net	—	101
Restricted cash	1,050	1,200
Other non-current assets	56	57

Total assets	$23,683	$19,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,875	$2,634
Other accrued expenses	2,796	2,877
Accrued compensation	1,340	1,046
Accrued legal fees	534	534
Deferred revenue	866	154

Total current liabilities	8,411	7,245
Deferred rent	337	355
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,932,339 shares issued and outstanding at September 30, 2007 and 9,617,755 shares issued and outstanding at December 31, 2006	120,783	119,229
Accumulated other comprehensive loss	(414)	(180)
Accumulated deficit	(105,434)	(106,973)

Total shareholders’ equity	14,935	12,076

Total liabilities and shareholders’ equity	$23,683	$19,676

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenue:
Software	$8,951	$7,454	$28,328	$24,354
Service	4,653	4,041	15,466	11,370

Total revenue	13,604	11,495	43,794	35,724

Cost of revenue:
Software	6,692	5,893	21,451	19,427
Service (1)	3,429	2,775	11,356	8,146

Total cost of revenue	10,121	8,668	32,807	27,573

Gross profit	3,483	2,827	10,987	8,151
Operating expenses:
Selling, general and administrative (1)	2,614	2,500	8,214	7,524
Research and development (1)	573	682	1,716	2,095

Total operating expenses	3,187	3,182	9,930	9,619

Income (loss) from operations	296	(355)	1,057	(1,468)
Interest and other income	152	120	719	322

Income (loss) before income taxes	448	(235)	1,776	(1,146)
Income tax expense	(89)	—	(237)	(26)

Net income (loss)	$359	$(235)	$1,539	$(1,172)

Basic income (loss) per share	$0.04	$(0.02)	$0.16	$(0.12)

Diluted income (loss) per share	$0.03	$(0.02)	$0.15	$(0.12)

Shares used in calculation income (loss) per share:
Basic	9,908	9,589	9,803	9,580

Diluted	10,359	9,589	10,155	9,580

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$100	$45	$208	$127
Selling, general and administrative	234	120	524	332
Research and development	23	20	56	55

Total stock-based compensation expense	$357	$185	$788	$514